EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Measurement Specialties, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-155087, 333-137650, 333-129946, 333-66454, 333-11171 and 333-76646  on Form S-8 of Measurement Specialties, Inc. of our reports dated June 9, 2010, with respect to the consolidated balance sheets of Measurement Specialties, Inc. and subsidiaries  as of March 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2010, which reports appear in the March 31, 2010 annual report on Form 10-K of Measurement Specialties, Inc.

Our report dated June 9, 2010 on the effectiveness of internal control over financial reporting as of March 31, 2010 also contains an explanatory paragraph that states that management excluded its joint venture in Japan, Nikkiso-THERM, from its assessment. Our audit of the effectiveness of internal control over financial reporting of Measurement Specialties, Inc. as of March 31, 2010 also excluded an evaluation of the internal control over financial reporting of Nikkiso-THERM.

/s/ KPMG LLP

Norfolk, Virginia
June 9, 2010